Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-                    ) and related Prospectus of Merge Healthcare Incorporated for the registration of $200,000,000 of its 11.75% Senior Secured Notes due 2015 and to the incorporation by reference therein of our report dated March 9, 2009, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
July 23, 2010